Exhibit 99.1

River Valley Bancorp
Announces Improvement in Earnings for the Quarter
 Ended March 31, 2015

For Immediate Release
Tuesday April 14, 2015

Madison, Indiana – April 14, 2015– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank (the “Bank”), based in Madison, Indiana announced today earnings for the first quarter ended March 31, 2015.

Net income for the quarter ended March 31, 2015 was $1,453,000 as compared to $1,066,000 reported for the quarter ended March 31, 2014 or approximately a 36% increase. Basic earnings per share for the quarter ended March 31, 2015 were $0.58 per share compared to $0.64 per share for the same period in 2014. For the quarter ended March 31, 2015, return on average assets was 1.15% and the return on average equity was 10.90%, which compares to 0.89% and 12.00%, respectively, for the quarter ended March 31, 2014. Earnings per share and the return on average equity for the 2015 periods declined as compared to comparable periods in 2014 due primarily to stock issued in the third quarter of 2014 as the result of a public offering.

Other financial highlights for the first quarter ended March 31, 2015 include:

•	Improving net interest margins, aided by recoveries of interest charged off in prior periods, provided a $471,000 increase in net interest income over the same period in 2014.
•	Net loans, including loans held for sale, increased approximately $15.7 million from those recorded as of March 31, 2014.
•	The provision for loan losses decreased by $75,000 from the first quarter ended March 31, 2014, as troubled assets and delinquency continued to improve.
•	Noninterest income increased by approximately $105,000 from the like period in 2014 primarily due to increased secondary lending activity and increases in deposit and loan fees.
•	Operating expenses in the 2015 period increased by approximately $170,000 with the addition of a new branch location in May 2014, and increases in other personnel and general administrative expenses.

Assets totaled $509.8 million as of March 31, 2015, a modest increase from total assets of $509.5 million at December 31, 2014, and a $25.9 million increase from the $483.9 million reported as of March 31, 2014. Net loans, including loans held for sale, were $328.3 million as of March 31, 2015, a decrease of $4.1 million from $332.4 million at December 31, 2014 and an increase of $15.7 million from $312.6 million as of March 31, 2014. Deposits totaled $391.3 million as of March 31, 2015, a decrease of $5.8 million from $397.1 million at December 31, 2014, and a decrease of $9.9 million from the March 31, 2014 balance of $401.2 million.

“We are pleased to announce an increase in our profitability. Given this prolonged low interest rate environment, most would view any gain as a victory. Our success is across a number of income and balance sheet components. Margins are positive to peer, loan growth is happening, and troubled or problematic assets continue to be cleared off the books with little new delinquency,” stated Matthew P. Forrester, President and Chief Executive Officer of River Valley Bancorp. Mr. Forrester further added, “The qualitative and quantitative aspects of the Corporation are strong, and we anxiously await the day when the general economic environment assists vs. deters that transformation as well.”

Total delinquency, including loans purchased with credit impairment, and defined as loans over 30 days past due as a percentage of total loans, were 2.04% for the period ended March 31, 2015, compared to 2.13% at December 31, 2014 and 2.74% as of March 31, 2014. The underlying percentages indicate that longer term delinquency (over 90 days) makes up all but 0.44% of the delinquency as of March 31, 2015. Non-performing loans, excluding loans purchased with credit impairment, to total loans outstanding were 2.63% as of March 31, 2015, as compared to 3.20% as of December 31, 2014, and 3.61% as of March 31, 2014.

The allowance for loan losses (ALL) stood at 1.10% of total outstanding loan balances as of March 31, 2015, compared to 1.19% at December 31, 2014 and 1.32% as of March 31, 2014. The ALL does not include amounts recognized as “fair market” adjustments on the loan portfolio acquired from Dupont State Bank in 2012. Those loans have a separate and identified “mark” at the time of acquisition and only new developments since the acquisition date to the loans in that portfolio are reflected in the provision for loan loss calculations.

Stockholders’ equity as of March 31, 2015 was $54.3 million, or 10.7% of assets. As of March 31, 2015, the Corporation and River Valley Financial Bank exceeded all three regulatory capital standards associated with a “well capitalized” institution.

The computed tangible common book value per share was $21.41 as of March 31, 2015, compared to $20.77 at December 31, 2014, and $19.85 at March 31, 2014.

The last reported closing price of “RIVR” stock on April 13, 2015 was at $22.52.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	3 Months Ended	Year Ended
	3-31-2015	3-31-2014	12-31-2014

Assets	$509,795	$483,943	$509,475
Net loans, including loans held for sale (net of ALL)	328,341	312,610	332,418
Allowance for loan losses (ALL)	3,654	4,196	4,005
Deposits	391,302	401,246	397,083
Borrowings and advances	58,911	42,717	54,872
Stockholders’ equity	54,339	36,107	52,742

Total interest income	$5,212	$4,819
Interest expense	829	907
Net interest income	4,383	3,912
Total noninterest income	1,149	1,044
Gain (loss) on real estate held for sale	(24)	(21)
Noninterest expense	3,588	3,418
Provision for loan losses	99	174
Taxes	368	277
Net income	1,453	1,066

ROAA	1.15%	0.89%
ROAE	10.90%	12.00%
Earnings per common share	$0.58	$0.64
Diluted earnings per common share	$0.58	$0.63
Book value per common share	21.62	20.25
Tangible book value per common share	21.41	19.85

Disclosure Regarding Non-GAAP Financial Measures
Certain information set forth in this press release refers to a financial measure determined by methods other than in accordance with GAAP. Specifically, we have included a non-GAAP financial measure of the tangible book value per common share. The Corporation believes that this non-GAAP financial measure is helpful to investors and provides a greater understanding of our business, although this measure is not necessarily comparable to similar measures that may be presented by other companies and it should not be considered in isolation or as a substitute for the related GAAP measure.

The information below provides a reconciliation of the non-GAAP measure to the comparable GAAP measure.

	At or For the Three Months Ended March 31,
	2015	2014
	(In Thousands, Except Share Data)

Total stockholders’ equity	$54,339	$36,107
Less:
Preferred equity	-	5,000
Goodwill and intangible assets (not including deferred tax assets)	517	604
Tangible common equity	$53,822	$30,503

Common shares outstanding at period end	2,513,696	1,536,306

Book value per common share	$21.62	$20.25
Effect of intangible assets	(0.21)	(0.39)
Tangible book value per common share	$21.41	$19.85

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949

4